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                                                                    EXHIBIT 5.1


                [LETTERHEAD OF SMITH, KATZENSTEIN & FURLOW LLP]


                                                              December 29, 1997

New England Investment Companies, L.P.
399 Boylston Street
Boston, MA 02116

Ladies and Gentlemen:

  This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 7,747,499 units representing limited partner interests ("NEIC LP Units") in New England Investment Companies, L.P. ("NEIC"). The NEIC LP Units are to be issued to officers, employees and other key persons of NEIC, NEIC Operating Partnership, L.P. ("NEICOP"), or subsidiaries thereof pursuant to (i) the 1993 Equity Incentive Plan of NEIC and NEICOP as amended through December 29, 1997 (the "1993 Plan"), and (ii) the 1997 Equity Incentive Plan of NEIC and NEICOP, as amended and restated through December 29, 1997 (the "1997 Plan"), and, together with the 1993 Plan, (the "Plans").

  We have acted as Delaware counsel for NEIC in connection with the anticipated issuance of the NEIC LP Units pursuant to the Plans. For purposes of our opinion, we have examined and relied upon the Plans in the form provided to us by counsel for NEIC and such other documents, records, certificates and other instruments as we have deemed necessary.

  We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the State of Delaware. We have assumed that New England Investment Companies, Inc., a Massachusetts corporation and the general partner of NEIC ("NEIC, Inc."), is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and that NEIC, Inc. has taken all corporate action necessary under Massachusetts law to authorize the adoption of the Plans by NEIC and the performance by NEIC of its obligations under or in connection with the Plans, including the issuance of the NEIC LP Units pursuant to the Plans.

  Based upon the foregoing, we are of the opinion that the NEIC LP Units to be issued by NEIC pursuant to the Plans have been duly authorized and, when issued in accordance with the Plans, will be valid limited partnership units in NEIC and the holders thereof will have no liability for any additional contributions of capital to NEIC with respect to such limited partnership units in NEIC other than as contemplated by the Plans.

  We hereby consent to the filing of this opinion as part of the Registration Statement.


                                          Very truly yours,

                                          Smith, Katzenstein & Furlow LLP

                                                   /s/ Stephen M. Miller
                                          By___________________________________
                                                     Stephen M. Miller